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                                                                       Exhibit 8





                                             October 2, 1998



Safelite Glass Corp.
1105 Schrock Road
Columbus, OH 43229

         Re:  Safelite Glass Corp. Exchange of Initial Notes for Exchange Notes
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Ladies and Gentlemen:

         We have acted as counsel to Safelite Glass Corp., a Delaware corporation (the "Company"), in connection with the offer to exchange under the Securities Act of 1933, as amended, $1,000 in principal amount of 9 7/8% Series B Senior Subordinated Notes due 2006 (the "Exchange Notes") for each $1,000 in principal amount of outstanding 9 7/8% Senior Subordinated Notes due 2006 (the "Initial Notes"), up to an aggregate of $100,000,000, pursuant to a Registration Statement on Form S-4 (File No. 333-21949) filed with the Securities and Exchange Commission (the "Registration Statement"). The Exchange Notes are being issued pursuant to an Indenture, as amended, in the form filed as an Exhibit to the Registration Statement. All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Registration Statement.

         As such counsel, we have examined such documents as we have deemed necessary as a basis for the opinions hereinafter expressed. Based upon the foregoing, and having regard for such legal considerations as we deem relevant, and subject to the assumptions and qualifications set forth in the Registration Statement under the heading "Income Tax Considerations," we are of the opinion that:

1. An exchange of Initial Notes for Exchange Notes will be treated as a "non-event" for federal income tax purposes because the Exchange Notes will not be considered to differ materially in kind or extent from the Initial Notes. As a result, no federal income tax consequences will result to holders exchanging Initial Notes for Exchange Notes.

2. The Initial Notes were not issued with original issue discount. The stated interest on the Initial Notes and Exchange Notes should be considered to be "qualified stated interest" and, therefore, will be includible in a holder's gross income (except to the extent attributable to accrued interest at the time of purchase) as ordinary income for federal income tax purposes in accordance with a holder's tax method of accounting.


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Safelite Glass Corp.
October 2, 1998
Page 2

3. A holder's adjusted tax basis (determined by taking into account accrued interest at the time of purchase) in an Exchange Note received in exchange for an Initial Note will equal the cost of the Initial Note to such holder, increased by the amounts of market discount previously included in income by the holder and reduced by any principal payments received by such holder with respect to the Exchange Notes and by amortized bond premium. A holder's adjusted tax basis in an Exchange Note purchased by such holder will be equal to the price paid for such an Exchange Note (determined by taking into account accrued interest at the time of purchase), increased by market discount previously included in income by the holder and reduced by any principal payments received by such holder with respect to an Exchange Note and by amortized bond premium. See paragraph 5 below.

4. Upon the sale, exchange or retirement of an Exchange Note, a holder will recognize taxable gain or loss, if any, equal to the difference between the amount realized on the sale, exchange or retirement and such holder's adjusted tax basis in such Exchange Note. Such gain or loss will be a capital gain or loss (except to the extent of any accrued market discount), and will be a long-term capital gain or loss if the Exchange Note has been held for more than one year at the time of such sale, exchange or retirement.

5. Holders should be aware that the market discount provisions of the Code may affect the Exchange Notes. These rules generally provide that a holder who purchases Exchange Notes for an amount which is less than their principal amount will be considered to have purchased the Exchange Notes at a "market discount" equal to the amount of such difference. Such holder will be required to treat any gain realized upon the disposition of the Exchange Note as interest income to the extent of the market discount that is treated as having accrued during the period that such holder held such Exchange Note, unless an election is made to include such market discount in income on a current basis. A holder of an Exchange Note who acquires the Exchange Note at a market discount and who does not elect to include market discount in income on a current basis may also be required to defer the deduction of a portion of the interest on any indebtedness incurred or continued to purchase or carry the Exchange Note until the holder disposes of such Exchange Note in a taxable transaction. If a holder's tax basis in an Exchange Note immediately after acquisition exceeds the stated redemption price at maturity of such Exchange Note, such holder may be eligible to elect to deduct such excess as amortizable bond premium pursuant to Section 171 of the Code. Purchasers of the Exchange Notes should consult their own tax advisors as to the application to such purchasers of the market discount and bond premium rules.

6. The summary under the heading "Income Tax Considerations" in the Registration Statement fairly describes, subject to the assumptions and qualifications set forth therein, the material United States federal income tax consequences to holders of the Initial Notes and the Exchange Notes resulting from the exchange of the Initial Notes for the Exchange Notes and the ownership and disposition of the Exchange Notes under currently


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Safelite Glass Corp.
October 2, 1998
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         applicable law.

         We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement, and to the reference to us under the heading "Income Tax Considerations" therein.


                                             Very truly yours,



                                             HUTCHINS, WHEELER & DITTMAR
                                             A Professional Corporation